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                                                                EXHIBIT 99.1

BB&T to acquire Century South Banks of Alpharetta, Ga.

WINSTON-SALEM, N.C.-

     BB&T Corporation (NYSE: BBT) today said it plans to buy Century South Banks Inc. (Nasdaq: CSBI) of Alpharetta, Ga., in a $428.2 million stock swap. The acquisition would expand BB&T's Georgia franchise in fast-growing metropolitan Atlanta and the Savannah, Macon and north Georgia areas.

     Century South Banks, with $1.6 billion in assets, operates 40 banking offices in Georgia, North Carolina, Tennessee and Alabama through 12 community banks.

     The transaction, approved by the directors of both companies, is valued at $30.81 per Century South share based on BB&T's closing price Monday of $33.13. The exchange ratio will be fixed at .93 BB&T share for each Century South share. The transaction will be accounted for as a pooling-of-interests.

     "BB&T and Century South share remarkably similar operating philosophies and core values," said BB&T Chairman and Chief Executive Officer John Allison.
"This acquisition extends BB&T's presence in the most attractive markets of metro Atlanta and northward toward our existing operations in northwest Georgia and South Carolina."

     The acquisition also would enhance BB&T's entry into Tennessee by adding three branch offices in Polk County. BB&T announced in August it would buy Knoxville-based BankFirst Corp.

     Century South was founded in 1982 as Dahlonega Bancorp. It changed its name to Century South Banks Inc. in 1989. In 1997, it merged with Bank Corporation of Georgia to form a $1 billion company.

     Century South customers will be introduced to BB&T's broad product and services line, which includes insurance, mutual funds, trust, online banking, annuities, investment banking, retail brokerage, treasury services, international banking and leasing.

     "The great thing about this merger is that it combines two high performers that believe strongly in customer-focused community banking," said Joseph W. Evans, president and chief executive officer of Century South Banks. "Our customers will continue to get the same personalized attention they always have, and now they'll also be able to take advantage of all the products and services offered by the country's 18th largest financial holding company."

     More than one-third of Century South's deposits are based in metro Atlanta, where more jobs are expected to be created over the next 25 years than any city in the country. BB&T currently controls the seventh largest share of deposits in metro Atlanta.
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     Nearly one-fourth of Century South's deposits come from Savannah and Macon,
Georgia's second and third fastest growing metropolitan statistical areas and cities where BB&T also has a strong presence.

     The Century South merger would give BB&T the No. 7 market share in Georgia.

     BB&T plans to create a new community bank region in northern Georgia. Its management team will mostly be made up of Century South employees. BB&T currently has 23 autonomous regions - each with its own president - which operate like community banks. Nearly all lending decisions are made locally.

     In Georgia, Century South operates banking offices in the following counties: Bibb, Coweta, Macon, Peach, Chatham, Effingham, Lumpkin, Madison, Dawson, Gilmer, Fannin, Franklin, Hall and Gwinnett.

     Century South's remaining banking offices are in the following counties:
Calhoun County, Ala.; Haywood, Jackson and Cherokee counties, N.C.; and Polk County, Tenn.

     The merger, which is subject to the approval of Century South shareholders and banking regulators, is expected to be completed in the second quarter of 2001.

     Winston-Salem-based BB&T Corporation, with $56.7 billion in assets, operates 822 banking offices the Carolinas, Virginia, Maryland, Georgia, West Virginia, Kentucky and Washington, D.C.

     This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BB&T's filings with the Securities and Exchange Commission for a summary of important factors that could affect BB&T's forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this press release.

     BB&T's news releases are available at no charge through PR Newswire's Company News On-Call facsimile service. For a menu of BB&T's news releases or to retrieve a specific release call 1-800-758-5804, extension 809325.

     The foregoing may be deemed to be offering materials of BB&T Corporation in connection with BB&T's proposed acquisition of Century South Banks, Inc., on the terms and subject to the conditions in the Agreement and Plan of Reorganization, dated December 4, 2000, between BB&T and Century South Banks, Inc. This disclosure is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission ("SEC").

     Shareholders of Century South Banks Inc. and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which
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BB&T will file with the SEC in connection with the proposed merger because it will contain important information about BB&T, Century South Banks Inc., the merger, the persons soliciting proxies in the merger and their interest in the merger and related matters.

     After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from BB&T and Century South Banks Inc. as follows:

     Alan W. Greer, Shareholder Reporting, BB&T Corporation, P.O. Box 1290, Winston-Salem, N.C., 21702. Telephone: (336) 733-3021.

     Stephen W. Doughty, Chief Financial Officer, Century South Banks Inc., 2325 Lakeview Parkway, Suite 450, Alpharetta, Ga., 30004. Telephone: (678) 624-1366.

     In addition to the proposed registration statement and proxy statement/prospectus, BB&T and Century South Banks Inc. file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, N.Y. and Chicago, Ill.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BB&T's and Century South Bank's filings with the SEC are also available to the public from commercial document-retrieval services and on the SEC's web site at http://www.sec.gov.